EXHIBIT 12
                         FORM OF TAX OPINION OF COUNSEL





                                SUTHERLAND DRAFT
                                NOVEMBER 12, 2004

                                February __, 2005



Board of Trustees
The Travelers Series Trust
One Cityplace
Hartford, Connecticut 06103

Ladies and Gentlemen:

     This letter responds to your request for our opinion concerning the federal income tax consequences of (i) a transfer of all the assets of the MFS Emerging Growth Portfolio (the "Target Portfolio) of The Travelers Series Trust (the "Trust") to the MFS Mid Cap Growth Portfolio (the "Acquiring Portfolio") of the Trust in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of the liabilities of the Target Portfolio and (ii) the liquidation of the Target Portfolio (the "Reorganization"). In rendering our opinion, we have relied solely on the representations set forth below and on the facts, summarized below, contained in the following documents: (a) the Agreement and Plan of Reorganization adopted by the Trust on behalf of the Target Portfolio and the Acquiring Portfolio (the "Plan of Reorganization") and (b) the Proxy Statement/Prospectus (the "Prospectus") of the Trust.

                            SUMMARY OF RELEVANT FACTS

     The Trust is a Massachusetts business trust registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The Trust comprises several separate investment portfolios and issues separate classes of shares of beneficial interests representing ownership interests in each of those portfolios. Among the portfolios of the Trust are the Acquiring Portfolio and the Target Portfolio. Shares of the Acquiring Portfolio and the Target Portfolio are not available for purchase by members of the general public, but are available for purchase only by insurance companies and their separate accounts as the underlying investment medium for owners (the "Contractholders") of variable annuity contracts and variable life insurance policies (collectively, the "Contracts"). All shares of the Fund are held by separate accounts (or subaccounts thereof) (the "Separate Accounts") of The Travelers Insurance Company, The Travelers Life and Annuity Company, Citicorp Life Insurance Company, and First Citicorp Life Insurance Company (collectively, the "Life Insurance Companies").


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     Travelers Asset Management International Company LLC ("TAMIC") is the
investment adviser for both portfolios. Currently, Massachusetts Financial Services ("MFS") provides subadvisory services to both Portfolios. After the Reorganization, the same portfolio management team that currently is responsible for the Acquiring Portfolio, each member of which is also part of management team responsible for the Target Portfolio, will continue to make the day-to-day investment decisions for Acquiring Portfolio.

     The Target Portfolio and Acquiring Portfolio each has a similar investment objective of seeking long-term growth of capital. The Target Portfolio seeks long-term growth of capital by investing at least 65% of net assets in common stock and related securities such as preferred stock, convertible securities, and depositary receipts of "emerging growth companies." Emerging growth companies are those that MFS believes are either early in their life cycle but have the potential to become major enterprises, or are major enterprises whose rates of earnings growth are expected to accelerate. The Acquiring Portfolio seeks long-term growth of capital by investing at least 80% of net assets in securities of medium-sized companies.

     For valid business reasons set forth in the Prospectus, the Board of Trustees of the Trust (the "Board"), the Board determined that it would be in the best interests of the shareholders of both the Acquiring Portfolio and the Target Portfolio for those two portfolios to be combined and operated as a single portfolio. Accordingly, the following Agreement and Plan of Reorganization has been approved by the Board:

          (i) on or as soon as practible after the closing date for the Reorganization (the "Closing Date"), the Target Portfolio will, if applicable, declare and pay to its shareholders one or more dividends or distributions, which together with all previous dividends will have the effect of distributing to Target Portfolio shareholders all the Target Portfolio's previously undistributed investment company taxable income, if any, for fiscal or taxable periods ending on or prior to the Closing Date (computed without regard to any deduction for dividends paid), its net exempt-interest income for fiscal or taxable periods ending on or prior to the Closing Date, and all its previously undistributed net capital gain realized in fiscal or taxable periods ending on or prior to the Closing Date (after reduction for any capital loss carried forward);

          (ii) on the Closing Date, all the assets of the Target Portfolio will be transferred to the Acquiring Portfolio in exchange for shares of the Acquiring Portfolio and the assumption by the Acquiring Portfolio of the liabilities of the Target Portfolio. The aggregate value of the Acquiring Portfolio shares to be issued in this exchange will be equal to the value of the net assets transferred (computed using the valuation procedures set forth in the Trust's then-current prospectus and statement of additional information);

          (iii) as soon as conveniently practicable after the Closing Date, the Target Portfolio will distribute the Acquiring Portfolio shares received by it pursuant to the Plan of Reorganization to its shareholders PRO RATA in proportion to their respective interests;(1) and

          (iv) the Target Portfolio will be completely liquidated.

                                 REPRESENTATIONS

     Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date, which representations have been certified to us by an authorized officer of the Trust, MFS, or [the Life Insurance Companies]:

     (a) The Trust is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and each of the Target Portfolio and the Acquiring Portfolio (1) operates as a separate open-end management investment company and (2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(g).2

     (b) Each of the Target Portfolio and the Acquiring Portfolio qualified for treatment as a regulated investment company under section 851 (a "RIC") for its most recent taxable year and will qualify as such for its current taxable year (including the Target Portfolio's last short taxable period ending on the Closing Date). Following completion of the Reorganization, the Acquiring Portfolio will qualify as a RIC within the meaning of section 851 for all subsequent taxable years.

     (c) The fair market value of the shares of the Acquiring Portfolio stock to be received by each shareholder of the Target Portfolio will be approximately equal to the fair market value of the shares of the Target Portfolio surrendered in exchange therefor.

     (d) The Acquiring Portfolio will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Target Portfolio immediately prior to the Reorganization. For purposes of this representation, amounts used by the Target Portfolio to pay its reorganization expenses and all redemptions and distributions (except for (1) redemptions in the ordinary course of the Target Portfolio's business as an open-end investment company as required by section 22(e) of the 1940 Act pursuant to a demand of a shareholder and (2) regular, normal dividends) made by the Target Portfolio immediately prior to the transfer will be included as assets of the Target Portfolio held immediately prior to the Reorganization.


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1    The distribution will be accomplished by establishing new accounts on the shareholder records of the Acquiring Portfolio in the name of each Target Portfolio shareholder, with each new account being credited with the respective PRO RATA number of Acquiring Portfolio shares due the shareholder based on the relative net asset values per share as of the Closing Date. All shares of Target Portfolio stock will be redeemed/canceled.
2 Unless otherwise indicated, all section references are to the Internal Revenue Code of 1986, as amended (the "Code").

     (e) There will be no Target Portfolio shareholders entitled to appraisal rights as a result of the Reorganization, no cash will be paid to the shareholders of the Target Portfolio in lieu of fractional shares, and no cash or property other than the Acquiring Portfolio shares will be received by or distributed to the shareholders of the Target Portfolio in the Reorganization.

     (f) Neither the Acquiring Portfolio nor any person related to the Acquiring Portfolio has any plan or intention to redeem (or acquire) any of the Acquiring Portfolio stock issued in the Reorganization except under its legal obligations under section 22(e) of the 1940 Act.

     (g) Following the Reorganization, the Acquiring Portfolio may sell up to 66 2/3 percent of the assets of the Target Portfolio acquired in the Reorganization. Otherwise, the Acquiring Portfolio has no plan or intention to sell or otherwise dispose of any of the assets of the Target Portfolio acquired in the Reorganization. The Acquiring Portfolio will reinvest the proceeds from the sale of any assets of the Target Portfolio acquired in the Reorganization consistent with its investment objectives and policies.

     (h) The Target Portfolio's liabilities to be assumed by the Acquiring Portfolio (if any) were incurred by the Target Portfolio in the ordinary course of its business and are associated with the assets to be transferred.

     (i) The Acquiring Portfolio, the Target Portfolio, and the shareholders of the Target Portfolio will pay their respective transaction expenses.

     (j) There is no intercorporate indebtedness between the Acquiring Portfolio and the Target Portfolio.

     (k) The fair market value of the assets of the Target Portfolio to be transferred in the Reorganization to the Acquiring Portfolio will exceed the sum of the liabilities to be assumed by the Acquiring Portfolio (if any).

     (l) The total adjusted basis of the Target Portfolio assets transferred to the Acquiring Portfolio will equal or exceed the sum of the liabilities (if any) to be assumed by the Acquiring Portfolio pursuant to the Reorganization.

     (m) The Target Portfolio will distribute to its shareholders the shares of the Acquiring Portfolio it receives pursuant to the Reorganization.

     (n) As of the Closing Date, the Target Portfolio will cease to be a going concern except for completion of the transactions contemplated pursuant to the Plan of Reorganization. Following the final liquidating distribution, the Target Portfolio will not retain any assets and will be dissolved.

     (o) In contemplation of the Reorganization, the Target Portfolio has not disposed, and will not dispose, of any assets other than (1) pursuant to sales occurring in the ordinary course of its business as a RIC and (2) the transfer of its assets to the Acquiring Portfolio pursuant to the Reorganization.

     (p) Prior to the adoption of the Plan of Reorganization, neither the Target Portfolio nor any person related to the Target Portfolio has redeemed (or acquired) any shares of Target Portfolio stock except under its legal obligations under section 22(e) of the 1940 Act.

     (q) The Acquiring Portfolio does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Target Portfolio.

     (r) All shares issued by the Acquiring Portfolio in the Reorganization, regardless of class designation, will be voting shares.

     (s) During the five-year period ending on the date of the Reorganization, the Target Portfolio has not made (and will not have made) any distributions with respect to the Target Portfolio shares (other than regular and normal dividend distributions made pursuant to the Target Portfolio's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for distributions described in sections 852 and 4982.

     (t) The Acquiring Portfolio and the Target Portfolio are each engaging in the Reorganization for valid business reasons.

     (u) [Each of the Separate Accounts that hold shares in a Target Portfolio is registered with the Securities and Exchange Commission as a unit investment trust under the 1940 Act and is also a segregated asset account under applicable state insurance laws. Each of the Separate Accounts is administered and accounted for as part of the general business of the insurance company that owns such Separate Account, but its assets are not chargeable with liabilities arising from the business of any other separate account or any other business that such insurance company may conduct. Each of the Separate Accounts (and/or any subaccounts thereof, as the case may be) has held at all times during its existence, and following the Reorganization will continue to hold, only assets pursuant to variable contracts described in section 817(d) and has satisfied at all times during its existence, and following the Reorganization will continue to satisfy, the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations. Each of the Separate Accounts is properly taxed as part of the operations of the insurance company that owns such Separate Account and is not a separate taxable entity for federal income tax purposes.]

     (v) [Each of the Target Portfolio and the Acquiring Portfolio has been managed at all times during its existence in such a manner as to satisfy the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations, and the Acquiring Portfolio will continue to be managed in such a manner following completion of the Reorganization.]

     (w) [Each of the Contracts qualifies (and will qualify as of the Closing
Date) as a life insurance contract or annuity contract, as applicable, for federal income tax purposes.]

     (x) [The Contracts: (1) permit the exchange of shares of the Acquiring Portfolio for shares of the Target Portfolio pursuant to the terms of the Reorganization, (2) will not be materially changed as a result of the Reorganization, (3) other than the right for Contractholders to allocate premiums among one or more investment companies meeting the requirements of section 817(h) and section 1.817-5 of the Income Tax Regulations, do not permit any Contractholder to direct or require (nor is there a pre-arranged plan for) the Life Insurance Companies, the Separate Accounts (or the applicable subaccounts thereof), or any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest, to acquire any particular asset or investment (or adopt any particular investment strategy), and (4) do not permit Contractholders to communicate directly or indirectly with any investment officer of the Life Insurance Companies (or their affiliates) or with the investment advisor for any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest, regarding the selection, quality, or rate of return of any specific investment or group of investments held in a Separate Account (or applicable subaccount thereof) or any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest.]

     (y) [Each of the Target Portfolio and the Acquiring Portfolio pursues, and at all times during its existence has pursued, a broad investment strategy. Following the Reorganization, the Acquiring Portfolio will continue to pursue a broad investment strategy. Contractholders have not had any involvement with respect to the choice of investment advisers that manage the Target Portfolio or the Acquiring Portfolio. All investment decisions concerning the Target Portfolio and the Acquiring Portfolio have been made by its investment advisers, and all investment decisions concerning the Acquiring Portfolio will continue to be made by the investment advisers for the Acquiring Portfolio following the Reorganization. SEE Rev. Rul. 2003-91, 2003-33 I.R.B. 347 (August 18, 2003).]

     (z) [Other than in the case of investors permitted under section 1.817-5(f)(3) of the Income Tax Regulations: (1) all the shares of the Target Portfolio and the Acquiring Portfolio are held (and all the shares of the Acquiring Portfolio will be held ) by separate accounts of one or more life insurance companies, and (2) public access to the Target Portfolio and the Acquring Portfolio is and has been available (and public access to the Acquiring Portfolio will continue to be available) exclusively through the purchase of a variable life insurance or variable annuity contract.]

                                     OPINION

     Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the Reorganization:

     1. The Reorganization will constitute a "reorganization" within the meaning of section 368(a), and the Target Portfolio and the Acquiring Portfolio each will be a "party to a reorganization" within the meaning of section 368(b).

     2. No gain or loss will be recognized by the Target Portfolio (i) on the transfer of its assets to the Acquiring Portfolio in exchange solely for shares of the Acquiring Portfolio and the Acquiring Portfolio's assumption of the liabilities of the Target Portfolio and (ii) the subsequent distribution by the Target Portfolio of those shares to the shareholders of the Target Portfolio.
Section 361.

     3. No gain or loss will be recognized by the Acquiring Portfolio on receipt of the assets transferred to it by the Target Portfolio in exchange for shares of the Acquiring Portfolio and the assumption of the liabilities of the Target Portfolio. Section 1032.

     4. The Acquiring Portfolio's basis in the assets received from the Target Portfolio will be the same as the Target Portfolio's basis in those assets immediately prior to the Reorganization. Section 362(b).

     5. The Acquiring Portfolio's holding period for the transferred assets will include the Target Portfolio's holding period therefor. Section 1223(2).

     6. No gain or loss will be recognized by the shareholders of the Target Portfolio on the exchange of their shares of the Target Portfolio solely for shares of the Acquiring Portfolio. Section 354.

     7. A Target Portfolio shareholder's basis in the shares of the Acquiring Portfolio received in the Reorganization will be the same as the adjusted basis of the shares of the Target Portfolio surrendered in exchange therefor. Section 358.

     8. A Target Portfolio shareholder's holding period in the shares of the Acquiring Portfolio received in the Reorganization will include the shareholder's holding period for the shares of the Target Portfolio surrendered in exchange therefor, provided such Target Portfolio shares were held as capital assets on the Closing Date. Section 1223(l).

     9. The Acquiring Portfolio will succeed to and take into account the items of the Target Portfolio described in section 381(c), including any earnings and profits, or deficit therein, of the Target Portfolio as of the date of the Closing Date, subject to the conditions and limitations specified in sections 381, 382, 383, and 384.

     10. [No gain or loss will be recognized by the Policyowners as a result of the Reorganization. SEE sections 72, 817(h), and 7702; SEE ALSO Rev. Rul. 2003-91, 2003-33 I.R.B. 347 (August 18, 2003).]

                                      * * *

     We are furnishing this opinion letter solely for the benefit of the Trust, including the Target Portfolio and the Acquiring Portfolio thereof, the board of trustees of the Trust, and the shareholders of each of those two Portfolios, and this letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Code as in effect as of the date hereof.


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Our opinion is limited to the federal income tax consequences of the
Reorganization, and we express no opinion regarding any state, local, foreign or other tax or nontax consequences. Absent your written request, we will revise or update this letter to reflect subsequent changes in law only through the Closing Date.

                                                Sincerely yours,



                                                SUTHERLAND ASBILL & BRENNAN LLP